UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 6, 2009

Williams Partners L.P.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-32599	20-2485124
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Williams Center, Tulsa, Oklahoma		74172-0172
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(918) 573-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 6, 2009, Williams Four Corners, LLC ("Four Corners") entered into a right-of-way agreement with the Jicarilla Apache Nation (the "JAN") (the "ROW Agreement"). Williams Partners L.P. (the "Partnership") indirectly owns 100% of Four Corners. Under the ROW Agreement, the JAN granted rights-of-way for Four Corners’ existing natural gas gathering system on JAN land as well as a significant geographical area for additional growth of the system. Four Corners paid an initial payment of $7.3 million upon execution of the ROW Agreement. Beginning in 2010, Four Corners will make annual payments under the ROW Agreement of approximately $7.5 million and an additional annual payment, which varies depending on the prior year’s per-unit NGL margins and the volume of gas gathered by Four Corners’ gathering facilities subject to the agreement. Depending primarily on the per-unit NGL margins for any given year, the additional annual payments could approximate the fixed amount. The Partnership provided a performance guarantee for Four Corners’ obligations under the ROW Agreement under which the Partnership’s obligation is capped at $150 million. The ROW Agreement will be classified for accounting purposes as an operating lease. Additionally, five years from the effective date of the ROW Agreement, the JAN will have the option to acquire up to a 50% joint venture interest for 20 years in certain of Four Corners’ assets existing at the time the option is exercised. The joint venture option includes Four Corners’ gathering assets subject to the ROW Agreement and portions of Four Corners’ gathering and processing assets located in an area adjacent to the JAN lands. If the JAN selects the joint venture option, the value of the assets contributed by each party to the joint venture will be based upon a market value determined by a neutral third party at the time the joint venture is formed. The ROW Agreement is subject to the consent of the United States Secretary of the Interior before it becomes effective.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.

By: Williams Partners GP LLC,
its General Partner

Date: February 11, 2009	By: /s/ William H. Gault

William H. Gault
Assistant Corporate Secretary